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                          June 16, 2022

       Jennifer Ruddick
       Deputy General Counsel
       TR Finance LLC
       610 Opperman Drive
       Eagan, Minnesota 55123

                                                        Re: TR Finance LLC
                                                            Registration
Statement on Form F-3
                                                            Filed June 10, 2022
                                                            File No. 333-265541

       Dear Ms. Ruddick:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Evan
Ewing at 202-551-5920 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing